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                                                                     EXHIBIT 5.1

                       [Conyers Dill & Pearman Letterhead]



16 November, 2000


Mr. Matthew Gloss
Marvell Technology Group Ltd.
c/o Marvell Semiconductor, Inc.
645 Almanor Avenue
Sunnyvale, California 94086
USA

Dear Sirs:

REGISTRATION STATEMENT ON FORM S-4

We have examined the registration statement on Form S-4 filed by Marvell Technology Group Ltd. (the "Company") with the Securities and Exchange Commission on the date hereof, as such may be further amended or supplemented (the "Registration Statement"), in connection with the registration under the United States Securities Act of 1933, as amended (the "Act"), of 31,564,708 common shares of the Company (the "Shares"). As the Company's special legal counsel in Bermuda in connection with this transaction, we have examined the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares.

Based on the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable under the laws of Bermuda.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, which has been approved by us.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN